HYNES & HOWES INSURANCE COUNSELORS, INC.
                                 Balance Sheet
                             June 30, 1998 and 1997
                                  (Unaudited)

                                                           June 30,
                                                   1998              1997
         Assets
Current Assets:
  Cash in Bank                              $    46,958       $    11,039
  Other Current Assets                            5,805            10,552
    Total Current Assets                    $    52,763       $    21,591

Investments:
  Investment in Affiliated Company          $     2,720       $     2,720
  Contracts Receivable-Real Estate              592,263           623,458
  Real Estate on Hand                            33,728            33,469
    Total Investments                       $   628,711       $   659,647

      Total Assets                          $   681,474       $   681,238

         Liabilities and Stockholders' Equity

Current Liabilities:
  Buyers Escrow                                   9,600             9,413
    Total Current Liabilities               $     9,600       $     9,413

      Total Liabilities                     $     9,600       $     9,413

Stockholders' Equity:
  Capital Stock, no par value, 100,000,000 shares
    authorized, 11,260,675 shares issued    $ 3,780,765       $ 3,780,765
  Paid in Capital                                   100               100
  Retained Earnings (Deficit)                (3,075,739)       (3,075,788)
  Treasury Stock, at cost                       (33,252)          (33,252)

    Total Stockholders' Equity              $   671,874       $   671,825

    Total Liabilities and Stockholders'
      Equity                                $   681,474       $   681,238